Exhibit 99.1
Contact:	Michael Mitchell Investor Relations The Medicines Company 973-290-6000 investor.relations@themedco.com
FOR IMMEDIATE RELEASE:
The Medicines Company Files Follow Up PTO Lawsuit
PARSIPPANY, NJ, March 26, 2010 — The Medicines Company (NASDAQ: MDCO) today announced that it filed a complaint against the U.S. Patent and Trademark Office (PTO), the U.S. Food and Drug Administration and the U.S. Department of Health and Human Services seeking to set aside the PTO’s denial last week of the Company’s Hatch-Waxman application to extend the principal U.S. patent covering Angiomax.
This complaint, filed in the U.S. District Court for the Eastern District of Virginia, is related to a case decided on March 16, where the same Court set aside PTO’s prior denial of the Company’s application. In its March 16 decision, the Court sent the matter back to the PTO for reconsideration. The PTO purported to undertake that consideration in 65 hours, issuing a new denial on the morning of March 19, 2010.
The Company is asking the Court to set aside the PTO’s March 19 decision, instruct the PTO to accept the Company’s patent term extension application as timely filed and order the PTO to extend the term of the Angiomax patent for the full period required under the Hatch-Waxman Act.
About The Medicines Company
The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. The Company’s website is www.themedicinescompany.com.
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of
The Medicines Company   8 Sylvan Way   Parsippany, New Jersey 07054   Tel: (973)290-6000   Fax: (973)656-9898
IRCC-PPR-085-01

the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and expects and similar expressions, including the Company’s preliminary revenue results, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Annual Report on Form 10-K filed on March 16, 2010, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

The Medicines Company   8 Sylvan Way   Parsippany, New Jersey 07054   Tel: (973)290-6000   Fax: (973)656-9898